Capital One Second Quarter 2017 Earnings

Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Sie Soheili	Tatiana Stead
703.720.2455	703.720.2455	703.720.3929	703.720.2352

FOR IMMEDIATE RELEASE: July 20, 2017
Capital One Reports Second Quarter 2017 Net Income of $1.0 billion, or $1.94 per share
Excluding adjusting items, Second Quarter 2017 Net Income of $1.96 per share(1)
McLean, Va. (July 20, 2017) – Capital One Financial Corporation (NYSE: COF) today announced net income for the second quarter of 2017 of $1.0 billion, or $1.94 per diluted common share, compared with net income of $810 million, or $1.54 per diluted common share in the first quarter of 2017, and with net income of $942 million, or $1.69 per diluted common share in the second quarter of 2016. During the quarter, we incurred $12 million of costs related to our anticipated close of the Cabela’s acquisition, which is subject to regulatory approval. Excluding this adjusting item, net income for the second quarter of 2017 was $1.96 per diluted common share(1).

“We delivered another quarter of resilient growth across our businesses,” said Richard D. Fairbank, Founder, Chairman and Chief Executive Officer. “We’re investing to grow and transform our company as banking goes digital, we’re driving improving efficiency, and we are building an enduring customer franchise. We continue to be in a strong position to deliver attractive growth and returns, as well as significant capital distribution, subject to regulatory approval.”
All comparisons below are for the second quarter of 2017 compared with the first quarter of 2017 unless otherwise noted.
Second Quarter 2017 Income Statement Summary:

•	Total net revenue increased 3 percent to $6.7 billion.

•	Total non-interest expense decreased 1 percent to $3.4 billion:

•	2 percent decrease in operating expenses.

•	10 percent increase in marketing.

•	Pre-provision earnings increased 6 percent to $3.3 billion(2).

•	Provision for credit losses decreased 10 percent to $1.8 billion:

•	Net charge-offs of $1.6 billion.

(1)
Amounts excluding adjusting items are non-GAAP measures that we believe help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance. See Table 15 in Exhibit 99.2 for a reconciliation of our selected reported results to these non-GAAP measures.

(2)	Pre-provision earnings is calculated based on the sum of net interest income and non-interest income, less non-interest expense for the period.

Capital One Second Quarter 2017 Earnings

•	$182 million reserve build.

•	Net interest margin flat at 6.88 percent.

•	Efficiency ratio of 50.92 percent:

•	Efficiency ratio excluding adjusting items was 50.75 percent(1).
Second Quarter 2017 Balance Sheet Summary:

•	Common equity Tier 1 capital ratio under Basel III Standardized Approach of 10.7 percent at June 30, 2017.

•	Period-end loans held for investment in the quarter increased $3.7 billion, or 2 percent, to $244.3 billion.

•	Domestic Card period-end loans increased $1.8 billion, or 2 percent, to $92.9 billion.

•	Consumer Banking period-end loans increased $991 million, or 1 percent, to $75.0 billion:

•	Auto period-end loans increased $2.0 billion, or 4 percent, to $51.8 billion.

•	Home loans period-end loans decreased $1.0 billion, or 5 percent, to $19.7 billion, driven by run-off of acquired portfolios.

•	Commercial Banking period-end loans increased $352 million, or 1 percent, to $67.7 billion.

•	Average loans held for investment in the quarter increased $736 million, or less than 1 percent, to $242.2 billion.

•	Domestic Card average loans decreased $1.3 billion, or 1 percent, to $91.8 billion.

•	Consumer Banking average loans increased $1.1 billion, or 2 percent, to $74.5 billion:

•	Auto average loans increased $2.1 billion, or 4 percent, to $50.8 billion.

•	Home loans average loans decreased $946 million, or 4 percent, to $20.2 billion, driven by run-off of acquired portfolios.

•	Commercial Banking average loans increased $731 million, or 1 percent, to $67.7 billion.

•	Period-end total deposits decreased $1.4 billion, or less than 1 percent, to $239.8 billion, while average deposits increased $2.0 billion, or less than 1 percent, to $240.6 billion.

•	Interest-bearing deposits rate paid increased 5 basis points to 0.71 percent.

Capital One Second Quarter 2017 Earnings

Earnings Conference Call Webcast Information
The company will hold an earnings conference call on July 20, 2017 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Choose “About Us,” then choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through August 3, 2017 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2016.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $239.8 billion in deposits and $350.6 billion in total assets as of June 30, 2017. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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